Exhibit 99.3

ECOLAB FIRST QUARTER 2022

Overview

Continued strong double-digit sales growth, driven by accelerating pricing and further new business wins, overcame continued substantial delivered product cost inflation and unfavorable currency translation in a rapidly changing global operating environment to deliver the adjusted diluted earnings per share gain.

◢	Sales:
◾	Sales growth accelerated from the fourth quarter 2021 with reported sales +13% and acquisition adjusted fixed currency sales +12% from the year-ago period.
◾	Achieved double-digit growth in the Institutional & Specialty, Industrial and Other segments, while acquisition adjusted Healthcare & Life Sciences segment sales declined versus very strong COVID-related demand in the year-ago period.
◢	Earnings:
◾	Reported diluted EPS $0.60, -10% versus last year.
◾	Adjusted diluted EPS excluding special gains and charges and discrete tax items were $0.82, +1%. Adjusted diluted EPS includes $0.06 per share of Purolite amortization. Currency was an unfavorable $0.03 per share.
◾	The earnings increase reflects accelerating pricing and volume growth, which overcame substantial incremental increases in delivered product costs following the start of the war in Eastern Europe and further headwinds from unfavorable currency translation.
◢	Outlook:
◾	For the full year 2022, as our current pricing actions roll out through this year, we believe they will result in accelerating earnings growth through the second half and deliver low-teens growth in adjusted diluted earnings per share for the full year 2022, understanding there is uncertainty in the timing of the realization of the surcharge which will become more clear as we exit the second quarter.
◾	For the second quarter, we expect our combined pricing actions (which include our ongoing structural pricing and the energy surcharge), along with strong volume growth and long-term productivity improvements, to yield second quarter adjusted diluted earnings per share approaching last year’s $1.22.

SUMMARY

Ecolab enjoyed strong 12% fixed currency acquisition adjusted sales growth in the first quarter, driven by accelerating pricing and strong new business wins. We delivered robust double-digit sales gains in our Institutional & Specialty, Industrial and Other segments, while acquisition adjusted Healthcare & Life Sciences segment results improved sequentially but declined compared to very strong year-ago sales which benefited from COVID-related demand. Regionally, we enjoyed double-digit acquisition adjusted sales gains in North America, Asia Pacific and Latin America, with moderate growth in Europe.

Our team drove this strong sales performance in a rapidly changing environment where the rapid rise in new COVID infections early in the quarter slowed the global recovery and further disrupted global supply chains, while the war in Eastern Europe later in the quarter further exacerbated the supply chain costs and geopolitical uncertainty. Headwinds from the resulting delivered product cost inflation increased significantly versus last year as well as sequentially versus the fourth quarter, and those costs soared an estimated 25% in the first quarter versus last year and added an estimated $0.55 per share of incremental costs to the first quarter alone. Our team reacted aggressively and continued to accelerate our pricing, which reached 5% in the quarter, up from 3% in the fourth quarter. This strong pricing momentum, along with our robust new business gains and benefits from innovation and digital automation and services, helped us to fully overcome these unprecedented headwinds. Adjusted diluted earnings per share excluding special gains and charges and discrete tax items were $0.82, +1%, and include $0.06 per share of Purolite amortization. Currency translation was a $0.03 unfavorable impact on earnings per share.

Looking ahead at the full year 2022, we assume continued, if uneven, global economic growth as COVID impacts generally move behind us and that inflation continues to remain a significant challenge. In this rapidly changing environment, we remain focused on continuing to drive accelerating pricing, new business gains and leveraging margin improvement through innovation and productivity. While we expect the impact of substantial raw material and cost inflation to increase further in the second quarter and remain high, we are also very pleased with our progress on pricing, and now expect it to be in the 6% to 7% range for the balance of the year. In addition, in order to offset the rapid rise in energy costs following the start of the war in Eastern Europe that will impact the full second quarter, we have begun to roll out a global temporary energy surcharge of up to 12%, which is expected to develop progressively through the year. At the same time, we are continuing to invest in our key long-term business drivers and leverage our ongoing digital automation work to drive our performance in ways that improve both our customers’ results as well as our overall cost efficiency.

Despite the substantial cost headwinds, we expect our combined pricing actions (which include our ongoing structural pricing and the energy surcharge), along with strong volume growth and long-term productivity improvements, to yield second quarter adjusted diluted earnings per share approaching last year’s $1.22. Further, as our current pricing actions roll out through this year, we believe they will result in accelerating earnings growth through the second half and deliver low-teens growth in adjusted diluted earnings per share for the full year 2022, understanding there is uncertainty in the timing of the realization of the surcharge which will become more clear as we exit the second quarter.

Our unique value proposition that helps solve the world’s people, planet and business health needs is more important than ever, and we have further strengthened our business portfolio, competitive position and unique capabilities to best serve our customers. Our advanced products and services enable us to help create better customer outcomes with a reduced environmental impact while simultaneously reducing their costs, as reflected by recent programs including Net Zero and Water Flow Intelligence, which have further differentiated Ecolab’s value proposition. Our new business and innovation pipelines continue to grow at record levels; new focus areas, including life sciences, data centers and animal health, are well-positioned to drive growth and global leadership; and our leading digital capabilities continue to develop and add competitive advantages. Our strong new business momentum, along with our enhanced value proposition, favorable long-term macro trends and expanding margins, position us well to leverage the global recovery and deliver further superior long-term shareholder returns as the business normalizes.

HIGHLIGHTS

●	Strong first quarter sales, driven by strong volume gains and accelerating pricing, overcame surging delivered product cost inflation in a rapidly changing global operating environment and unfavorable currency exchange to deliver the adjusted diluted earnings per share gain.
●	Reported consolidated sales increased 13%; fixed currency acquisition adjusted sales increased 12%.
●	Sales were led by the Institutional & Specialty, Industrial and Other segments which each delivered double-digit growth. Healthcare & Life Sciences segment acquisition adjusted sales improved sequentially but showed a decline versus a very strong increase last year.
●	First quarter reported diluted earnings per share were $0.60, -10% compared with last year.
●	On an adjusted basis, excluding special gains and charges and discrete tax items, first quarter 2022 adjusted diluted earnings per share were $0.82, +1% compared with adjusted diluted earnings per share of $0.81 a year ago. The adjusted earnings per share increase reflects accelerating pricing and volume growth, which overcame 25% delivered product cost inflation. As mentioned, delivered product cost inflation resulted in an estimated $0.55 per share of incremental costs in the first quarter versus last year. Adjusted diluted earnings per share included $0.06 per share of Purolite amortization. Currency translation had a $0.03 unfavorable impact on earnings per share.
●	We now look for structural pricing to increase 6% to 7% for the balance of the year, and when adding in our previously announced temporary energy surcharge of up to 12%, we expect very strong pricing to help offset the substantial delivered product cost inflation. Along with our new business wins, strengthened business portfolio and improved productivity, we look to realize continued strong topline momentum for the full year. We expect these drivers will enable us to overcome the significantly higher delivered product costs and deliver a solid year of growth.
●	In summary, our value proposition to help solve the world’s people, planet and business health needs is more important than ever. Our underlying business continues to improve and we are working aggressively to more than offset the external impacts from COVID and delivered product cost inflation to produce another year of attractive earnings per share growth in 2022. We remain confident in our long-term sales growth and our proven ability to leverage our opportunities to improve our long-term margins further, and we expect to continue to leverage our robust growth opportunities to drive superior results for our customers and shareholders.

CONSOLIDATED SALES

Consolidated sales	% Change
Volume & mix	7%
Pricing	5%
Subtotal	12%
Acq./Div.	4%
Fixed currency growth	16%
Currency impact	(2)%
Total	13%

Ecolab’s first quarter reported sales increased 13% when compared to the year ago period. Fixed currency acquisition adjusted sales increased 12%. Looking at the components, consolidated volume and mix increased 7%, pricing increased 5% and acquisitions added 4% to sales growth. Currency was an unfavorable 2%.

GLOBAL INDUSTRIAL SEGMENT SALES

	Fixed Rate	Acq./Div. Adj.
Global Industrial	% Change	% Change
Water	12%	11%
Food & Beverage	10%	10%
Downstream	16%	16%
Paper	16%	16%
Total Global Industrial	12%	12%

WATER

Fixed currency acquisition adjusted Water sales increased 11% as accelerating pricing and new business wins leveraged recovering markets. All segments enjoyed double-digit growth. Light and heavy industry water treatment sales were led by strong gains across all end markets. Mining showed very strong growth benefiting from our strategic shift toward high-value metals and fertilizers and away from coal. Regionally, Latin America grew double-digits and North America, Asia Pacific and Europe all showed strong growth.

The impact of increasing water demand, its growing quality and availability issues, and its resulting rising cost have only elevated water as a critical issue for our customers and Ecolab continues to be uniquely positioned to help solve them. Our new business wins remain strong as we utilize our unique ability to provide innovative solutions, integrated digital technologies and service expertise that help customers reduce their water consumption as they work toward their net zero goals and meet their sustainability objectives. We remain aggressive on pricing to offset substantial and increasing delivered product costs, and we expect further strong sales growth in the second quarter driven by increased pricing, business wins and improving markets.

FOOD & BEVERAGE

Fixed currency Food & Beverage sales rose 10%, reflecting accelerating pricing and stabilized end markets. Globally we realized strong growth across all segments. Regionally fixed currency sales growth was strong in North America, Latin America and Asia Pacific, with moderate growth in Europe.

With further strong pricing and favorable end market trends, we anticipate strong sales growth in the second quarter.

DOWNSTREAM

Downstream fixed currency sales grew 16%, driven by accelerating pricing, growth in additives, good new business wins and higher refinery operating rates versus last year. Fixed currency sales showed strong growth in Asia Pacific, Latin America, Europe and North America.

We expect continued strong growth in the second quarter and full year to be driven by pricing, new business wins and continued recovery in refinery production.

PAPER

Paper fixed currency acquisition adjusted sales recorded another strong gain, rising 16%, driven by strong new business wins, accelerating pricing and improved market trends. Board & packaging sales remained strong, with tissue and graphics also showing strong growth reflecting new business and the continued recovery of customer production rates. Fixed currency sales growth remained strong in all regions.

We expect Paper to show further sales growth above its long-term trend in the second quarter of 2022 with continued strong pricing, growth in board & packaging and improving tissue demand.

GLOBAL INDUSTRIAL SEGMENT MARGIN PERFORMANCE

($ millions - fixed currency, unaudited)	2022	% sales	2021	% sales	% change
Global Industrial Op. Inc.	$189.2	12.2%	$209.8	15.1%	(10)%
Acq./Div. Adj. Op. Inc.	$188.4	12.1%	$209.8	15.1%	(10)%

Acquisition adjusted fixed currency operating income decreased 10% as accelerating structural pricing and increased volume were more than offset by significantly higher delivered product costs and unfavorable mix.

GLOBAL INSTITUTIONAL & SPECIALTY SEGMENT SALES

	Fixed Rate	Acq./Div. Adj.
Global Institutional & Specialty	% Change	% Change
Institutional	26%	26%
Specialty	5%	5%
Total Global Institutional & Specialty	19%	19%

INSTITUTIONAL

Fixed currency sales for the global Institutional business increased 26%. The strong growth was driven by improved volume, accelerating pricing, good new business wins and new innovation which more than offset a stalled recovery during the quarter due to COVID-related impacts. Our North American business continued its very strong growth driven by further new account gains as it outpaced still-recovering in-unit restaurant dining and lodging trends. Europe and Latin America also showed very strong growth benefiting from new business wins, while Asia Pacific sales showed good growth despite increased COVID restrictions in that region.

We have continued to work aggressively to support our customers through this difficult environment, as well as assure our long-term value drivers remain robust. Our advanced products and programs, including hospital-grade disinfectants, our expert service to help solve customer problems and our extraordinary efforts to assure customer supply have continued to be significant differentiators for us and remain important factors in our strong new business wins. These products and programs, many of which offer faster and more efficient cleaning processes and thereby reduce the labor required, are helping customers manage more effectively through their current labor shortages.

We expect continued strong results in the second quarter. The recent general decline in COVID infections has led to easing social restrictions in most regions, while customer staffing shortages continue to significantly impact our customers’ operating capacity and delay the full recovery in the global restaurant and hospitality markets. We continue to win new business, utilizing our aggressive efforts to assure product supply and service support for our customers through this difficult environment with industry-leading solutions that measurably improve their results and maximize the efficiency of their employees. We expect these efforts will serve customers well and drive our continued business growth, and with further pricing and new products, more than offset the market challenges and lead to another strong performance by Institutional in the second quarter.

SPECIALTY

First quarter Specialty fixed currency sales increased 5%, as strong quickservice sales more than offset lower food retail sales. Quickservice sales showed a strong gain versus last year as continued new business wins and growth in core cleaning and sanitizing sales more than offset softer end market traffic. Food retail sales declined slightly as customer labor shortages have resulted in reduced in-store services and their associated product usage.

We expect second quarter Specialty sales to show strong growth as our quickservice and food retail businesses benefit from pricing, new customer wins, our broad range of innovative products and service expertise and further normalization of demand.

INSTITUTIONAL & SPECIALTY SEGMENT MARGIN PERFORMANCE

($ millions - fixed currency, unaudited)	2022	% sales	2021	% sales	% change
Global Institutional & Specialty Op. Inc.	$110.8	11.0%	$61.9	7.3%	79%
Acq./Div. Adj. Op. Inc.	$110.8	11.0%	$61.9	7.3%	79%

Acquisition adjusted fixed currency operating income increased 79% as very strong volume growth and accelerating structural pricing overcame higher delivered product costs and sales force investments.

GLOBAL HEALTHCARE & LIFE SCIENCES SALES

	Fixed Rate	Acq./Div. Adj.
Global Healthcare & Life Sciences	% Change	% Change
Healthcare	(6)%	(9)%
Life Sciences	155%	2%
Total Global Healthcare & Life Sciences	29%	(7)%

HEALTHCARE

As expected, first quarter global Healthcare fixed currency sales declined 6%; acquisition adjusted sales declined 9%, reflecting the impact of customer sanitizer inventory reductions from the large COVID orders in first quarter 2021 and a modest return of elective surgical procedure activity.

We expect flattish sales in the second quarter, as the continued normalization of elective procedures and hospital operations in North America are offset by a slower recovery in Europe. We believe our broadened product line, ongoing product innovation, digital tools and proven service value will leverage the normalization of hospital activity in the second half and drive increased sales for the full year 2022, with the business remaining well-positioned for attractive long-term growth.

LIFE SCIENCES

Life Sciences’ first quarter reported sales increased 155% reflecting the acquisition of Purolite; acquisition adjusted fixed currency sales increased 2%. Legacy Ecolab Life Sciences’ modest growth reflected the comparison against last year’s 19% growth as well as COVID-related new business start-up delays by customers in 2022’s first quarter. Purolite showed strong growth led by robust bioprocessing sales.

We expect strengthening division sales through the balance of the year as market fundamentals remain strong and capacity expansion comes online for Purolite later this year. Demand for our specialized products and services that help ensure safe, efficient and effective manufacturing facilities for our pharmaceutical and personal care customers remains robust. The addition of Purolite deepens Ecolab’s core customer relationships in life sciences by adding product safety expertise to our environmental safety programs as it also leverages our corporate accounts, field service, R&D and our global footprint. We look for Life Sciences to show strong second quarter acquisition adjusted sales growth as COVID-related delays are expected to ease; we expect Purolite’s sales growth to accelerate in the second half as their expanded capacity benefits results.

HEALTHCARE & LIFE SCIENCES SEGMENT MARGIN PERFORMANCE

($ millions - fixed currency, unaudited)	2022	% sales	2021	% sales	% change
Global Healthcare & Life Sciences Op. Inc.	$44.1	12.2%	$42.6	15.2%	4%
Acq./Div. Adj. Op. Inc.	$24.5	9.4%	$42.6	15.2%	(42)%

Acquisition adjusted fixed currency operating income decreased 42%, primarily reflecting the comparison to the very strong sales volume last year (when operating income grew 90%) and higher delivered product costs; these were partially offset by accelerating structural pricing.

OTHER SEGMENT SALES

	Fixed Rate	Acq./Div. Adj.
Other	% Change	% Change
Pest Elimination	11%	11%
Textile Care	15%	15%
Colloidal Technologies	3%	3%
Total Other	12%	12%

PEST ELIMINATION

Fixed currency Pest Elimination sales increased 11% reflecting continued strong growth in hospitality, restaurants and food retail. We realized continued robust new business wins that we believe are the result of our high service levels, innovation, and increased awareness around food safety and hygiene standards. Growth was strong in North America, Europe, Asia Pacific and Latin America.

We expect Pest Elimination to show strong growth in the second quarter as we benefit from new customer wins and leverage our ongoing innovation and enhanced digital offerings to further extend our competitive advantages.

OTHER MARGIN PERFORMANCE

($ millions - fixed currency, unaudited)	2022	% sales	2021	% sales	% change
Other Op. Inc.	$37.2	12.6%	$32.3	12.2%	15%
Acq./Div. Adj. Op. Inc.	$37.2	12.6%	$32.3	12.2%	15%

Acquisition adjusted fixed currency operating income increased 15% as accelerating structural pricing overcame higher delivered product costs.

CONSOLIDATED MARGIN PERFORMANCE

($ millions, unaudited)	2022	% sales	2021	% sales	% change
Gross Profit	$1,193.3	36.5%	$1,173.0	40.7%	2%
Gross Profit (adj.)	$1,246.2	38.1%	$1,192.6	41.3%	4%

First quarter gross margins adjusted for special charges decreased 320 basis points versus last year’s adjusted margin, primarily reflecting accelerating structural pricing that was more than offset by a 25% increase in delivered product costs.

($ millions, unaudited)	2022	% sales	2021	% sales	% change
SG&A	$914.7	28.0%	$862.9	29.9%	6%

The first quarter SG&A ratio to sales decreased by 190 basis points as volume leverage and cost savings more than offset investments in the business.

($ millions, unaudited)	2022	% sales	2021	% sales	% change
Operating Income	$254.5	7.8%	$297.3	10.3%	(14)%
Fixed Currency Operating
Income (adj.)	$328.7	10.1%	$316.5	11.3%	4%
Fixed Currency Operating
Income (acq./div. adj.)	$331.2	10.6%	$316.5	11.4%	5%

Adjusted operating income increased 1%, while adjusted fixed currency operating income increased 4%. The operating income gain reflects accelerating structural pricing and robust volume growth which overcame substantially higher delivered product costs and unfavorable mix.

CORPORATE EXPENSE

($ millions - unaudited)	2022	2021
Corporate
Nalco and Purolite amortization	($52.6)	($30.1)
Special Gains/(Charges)	(77.0)	(32.4)
Total Corporate Expense	($129.6)	($62.5)

First quarter of 2022 corporate segment includes:

●	sales of $35 million to ChampionX under the Master Cross Supply and Product Transfer agreements we entered into as part of the ChampionX separation
●	amortization expense of $30 million related to the Nalco merger intangible assets and $23 million related to Purolite acquisition intangible assets
●	net special charges of $77 million that primarily reflected Purolite acquisition costs, COVID-related charges and charges related to our operations in Russia as discussed further below

Special gains and charges for the first quarter of 2021 were a net charge of $32 million and primarily include restructuring charges and COVID-related charges.

INTEREST, TAX RATE, SHARES AND CONSOLIDATED INCOME

Reported interest expense increased 3% as interest on new debt issued to fund the Purolite acquisition was partially offset by benefits from debt refinancing transactions completed last year.

The reported income tax rate for the first quarter of 2022 was 20.7% compared with the reported rate of 25.2% for the first quarter of 2021. Excluding special gains and charges and discrete tax items, the adjusted tax rate for the first quarter of 2022 was 19.5% compared with 19.7% for the first quarter of 2021.

The net of this performance is that Ecolab reported first quarter diluted earnings per share of $0.60, -10% versus the prior year. When adjusted for special gains and charges and discrete tax items, first quarter adjusted diluted earnings per share were $0.82, +1% compared with $0.81 reported a year ago. Adjusted diluted earnings per share include $0.06 of Purolite amortization. Currency translation had a $0.03 unfavorable impact on first quarter 2022 earnings per share.

Ecolab reacquired approximately 1.5 million shares its common stock during the first quarter of 2022.

COMMENT ON RUSSIA OPERATIONS

In light of Russia’s invasion of Ukraine and the sanctions against Russia by the United States and other countries, Ecolab has made the determination that it will limit its Russian business to operations that are essential to life, providing minimal support for its healthcare, pharma, food and beverage and certain water businesses. Ecolab may further narrow its presence in Russia depending on future developments. Ecolab’s Russian operations represented approximately 1% of Ecolab’s 2021 annual sales.

BALANCE SHEET, CASH FLOW AND LEVERAGE

(unaudited)	March 31
($ millions)	2022	2021
Cash and cash eq.	$99.4	$1,189.5
Accounts receivable, net	2,508.2	2,272.0
Inventories	1,589.9	1,347.0
Other current assets	407.0	341.5
PP&E, net	3,285.7	3,078.7
Goodwill and intangibles	12,219.3	9,086.3
Other assets	957.7	893.1
Total assets	$21,067.2	$18,208.1

Short-term debt	$493.1	$24.3
Accounts payable	1,423.9	1,128.2
Other current liabilities	1,714.3	1,699.7
Long-term debt	8,267.2	6,685.8
Pension/Postretirement	874.5	1,207.8
Other liabilities	1,189.1	1,142.2
Total equity	7,105.1	6,320.1
Total liab. and equity	$21,067.2	$18,208.1

	Three Months Ended
(unaudited)	March 31
($ millions)	2022	2021
Cash from op. activities	$170.1	$295.3
Depreciation	155.2	150.7
Amortization	79.5	64.5
Capital expenditures	148.7	102.1

SUMMARY

In summary, our business continued to show strong sales growth in the first quarter that overcame continued substantial unfavorable delivered product cost inflation to deliver the adjusted earnings per share growth.

As our current pricing actions roll out through this year, we believe they will result in accelerating earnings growth through the second half and deliver low-

teens growth in adjusted diluted earnings per share for the full year 2022, understanding there is uncertainty in the timing of the realization of the surcharge which will become clearer as we exit the second quarter.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING INFORMATION

This communication contains certain statements relating to future events and our intentions, beliefs, expectations and predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “we believe,” “we expect,” “estimate,” “project,” “may,” “will,” “intend,” “plan,” “believe,” “target,” “forecast” (including the negative or variations thereof) or similar terminology used in connection with any discussion of future plans, actions or events generally identify forward-looking statements. These forward-

looking statements include, but are not limited to, statements regarding COVID-19 pandemic trends, global economic conditions, delivered product cost inflation, supply constraints, pricing actions, our Russian operations, new business, productivity, end market trends, expanded capacity, and our financial and business performance and prospects, including sales and earnings. These statements are based on the current expectations of management of the company. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this communication. With respect to the COVID-19 pandemic, numerous factors will determine the extent of the impact on our business, including the severity of the disease, the duration of the outbreak, the distribution, acceptance and efficacy of vaccines, the likelihood of a resurgence of the outbreak, including as a result of emerging variants, actions that may be taken by governmental authorities intended to minimize the spread of the pandemic, including vaccination mandates, or to stimulate the economy and other unintended consequences.

Additional risks and uncertainties that may affect operating results and business performance are set forth under Item 1A of our most recent Form 10-K, and our other public filings with the Securities and Exchange Commission (the "SEC"), and include the effects and duration of the COVID-19 pandemic, including the impact of vaccination mandates; difficulty in procuring raw materials or fluctuations in raw material costs; the vitality of the markets we serve; the impact of economic factors such as the worldwide economy, capital flows, interest rates, foreign currency risk, and reduced sales and earnings in our international operations resulting from the weakening of local currencies versus the U.S. dollar; information technology infrastructure failures or breaches in data security; our ability to attract, retain and develop high caliber management talent to lead our business and successfully execute organizational change and changing labor market dynamics in the wake of the COVID-19 pandemic; exposure to global economic, political and legal risks related to our international operations, including the impact of sanctions or other actions taken by the U.S. or other countries, and retaliatory measures taken by Russia in response, in connection with the conflict in Ukraine; public health outbreaks, epidemics or pandemics, such as the current outbreak of COVID-19; our ability to execute key business initiatives, including restructurings and our Enterprise Resource

Planning system upgrades; our ability to successfully compete with respect to value, innovation and customer support; pressure on operations from consolidation of customers or vendors; restraints on pricing flexibility due to contractual obligations and our ability to meet our contractual commitments; realization of anticipated benefits of the Purolite acquisition; our ability to acquire complementary businesses and to effectively integrate such businesses; the costs and effects of complying with laws and regulations, including those relating to the environment and to the manufacture, storage, distribution, sale and use of our products, as well as to the conduct of our business generally, including labor and employment and anti-corruption; potential chemical spill or release; potential to incur significant tax liabilities or indemnification liabilities relating to the separation and split-off of our ChampionX business; the occurrence of litigation or claims, including class action lawsuits; the loss or insolvency of a major customer or distributor; repeated or prolonged government and/or business shutdowns or similar events; acts of war or terrorism; natural or man-made disasters; water shortages; severe weather conditions; changes in tax laws and unanticipated tax liabilities; potential loss of deferred tax assets; our indebtedness, and any failure to comply with covenants that apply to our indebtedness; potential losses arising from the impairment of goodwill or other assets; and other uncertainties or risks reported from time to time in our reports to the SEC. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this communication may not occur. We caution that undue reliance should not be placed on forward-looking statements, which speak only as of the date made. Ecolab does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in expectations, except as required by law.

NON-GAAP FINANCIAL INFORMATION

This discussion and certain of the accompanying tables include financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”). These non-GAAP financial measures include:

•fixed currency sales

•acquisition adjusted fixed currency sales

•adjusted cost of sales

•adjusted gross margin

•fixed currency operating income

•adjusted operating income

•adjusted fixed currency operating income

•adjusted fixed currency operating income margin

•acquisition adjusted fixed currency operating income

•acquisition adjusted fixed currency operating income margin

•adjusted tax rate

•adjusted net income attributable to Ecolab

•adjusted diluted earnings per share

We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results.

Our non-GAAP adjusted financial measures for cost of sales, gross margin, operating income, other (income) expense and interest expense exclude the impact of special (gains) and charges, and our non-GAAP measures for tax rate, net income attributable to Ecolab and diluted earnings per share further exclude the impact of discrete tax items. We include items within special (gains) and charges and discrete tax items that we believe can significantly affect the period-over-period assessment of operating results and not necessarily reflect costs associated with historical trends and future results. After tax special (gains) and charges are derived by applying the applicable local jurisdictional tax rate to the corresponding pre-tax special (gains) and charges.

We evaluate the performance of our international operations based on fixed currency rates of foreign exchange, which eliminate the translation impact of exchange rate fluctuations on our international results. Fixed currency amounts included in this supplemental discussion are based on translation into U.S. dollars at the fixed foreign currency exchange rates established by management at the beginning of 2022. We also provide our segment results based on public currency rates for information purposes.

Our reportable segments do not include the impact of intangible asset amortization from the Nalco and Purolite mergers or the impact of special

(gains) and charges as these are not allocated to the Company’s reportable segments.

Acquisition adjusted growth rates exclude the results of any acquired business from the first twelve months post acquisition and exclude the results of divested businesses from the previous twelve months prior to divestiture. Acquisition adjusted growth rates also exclude sales to our Venezuelan deconsolidated subsidiaries from both the current period and comparable period of the prior year. In addition, as part of the separation, we also entered into a Master Cross Supply and Product Transfer agreement with ChampionX to provide, receive or transfer certain products for a period up to 36 months. Sales of product to ChampionX under this agreement are recorded in product and equipment sales in the Corporate segment along with the related cost of sales. These transactions are removed from the consolidated results as part of the calculation of the impact of acquisitions and divestitures.

These non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business. We recommend that investors view these measures in conjunction with the GAAP measures included in this supplemental discussion. Reconciliations of our non-GAAP measures are included in the following "Supplemental Non-GAAP Reconciliations" and “Supplemental Diluted Earnings per Share Information” tables included in the second quarter 2022 supplemental discussion.

We do not provide reconciliations for non-GAAP estimates on a forward-looking basis (including those contained in this discussion) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of various items that have not yet occurred, are out of our control and/or cannot be reasonably predicted, and that would impact reported earnings per share and the reported tax rate, the most directly comparable forward-looking GAAP financial measures to adjusted earnings per share and the adjusted tax rate. For the same reasons, we are unable to address the probable significance of the unavailable information.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

	First Quarter Ended
(unaudited)	March 31
(millions, except percent)	2022	2021

Net sales
Reported GAAP net sales	3,266.7	2,885.0
Effect of foreign currency translation	(11.3)	(76.7)
Non-GAAP fixed currency sales	3,255.4	2,808.3
Effect of acquisitions and divestitures	(142.5)	(32.8)
Non-GAAP acquisition adjusted fixed currency sales	$3,112.9	$2,775.5

Cost of Sales
Reported GAAP cost of sales	$2,073.4	$1,712.0
Special (gains) and charges	52.9	19.6
Non-GAAP adjusted cost of sales	$2,020.5	$1,692.4

Gross Margin
Reported GAAP gross margin	36.5%	40.7%
Non-GAAP adjusted gross margin	38.1%	41.3%

Operating income
Reported GAAP operating income	$254.5	$297.3
Effect of foreign currency translation	(2.8)	(13.2)
Non-GAAP fixed currency operating income	251.7	284.1
Special (gains) and charges	77.0	32.4
Non-GAAP adjusted fixed currency operating income	328.7	316.5
Effect of acquisitions and divestitures	2.5	-
Non-GAAP acquisition adjusted fixed currency operating income	$331.2	$316.5

Operating Income Margin
Reported GAAP operating income margin	7.8%	10.3%
Non-GAAP adjusted fixed currency operating income margin	10.1%	11.3%
Non-GAAP acquisition adjusted fixed currency operating income margin	10.6%	11.4%

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

(unaudited)	First Quarter Ended
(millions, except percent and per share)	March 31
	2022	2021
Net Income attributable to Ecolab
Reported GAAP net income attributable to Ecolab	$171.9	$193.6
Special (gains) and charges, after tax	63.6	24.2
Discrete tax net expense (benefit)	1.0	16.1
Non-GAAP adjusted net income attributable to Ecolab	$236.5	$233.9
Diluted EPS attributable to Ecolab
Reported GAAP diluted EPS	$0.60	$0.67
Special (gains) and charges, after tax	0.22	0.08
Discrete tax net expense (benefit)	-	0.06
Non-GAAP adjusted diluted EPS	$0.82	$0.81
Provision for Income Taxes
Reported GAAP tax rate	20.7%	25.2%
Special gains and charges	(0.9)	-
Discrete tax items	(0.3)	(5.5)
Non-GAAP adjusted tax rate	19.5%	19.7%
EBITDA (trailing twelve months ended)
Net income including non-controlling interest	$1,122.2	$885.0
Provision for income taxes	249.7	195.7
Interest expense, net	219.6	293.6
Depreciation	608.9	598.6
Amortization	253.7	230.6
EBITDA	$2,454.1	$2,203.5
Special (gains) and charges impacting EBITDA	278.3	235.6
Adjusted EBITDA	$2,732.4	$2,439.1

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

	First Quarter Ended March 31
(unaudited)	2022			2021
(millions)	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted
Net Sales
Global Industrial	$1,557.0	($5.9)	$1,551.1	$1,384.9	-	$1,384.9
Global Institutional & Specialty	1,005.1	-	1,005.1	844.1	-	844.1
Global Healthcare & Life Sciences	362.6	(101.9)	260.7	281.1	-	281.1
Other	296.0	-	296.0	265.4	-	265.4
Corporate	34.7	(34.7)	-	32.8	(32.8)	-
Subtotal at fixed currency rates	3,255.4	(142.5)	3,112.9	2,808.3	(32.8)	2,775.5
Currency impact	11.3			76.7
Consolidated reported GAAP net sales	$3,266.7			$2,885.0

Operating Income (loss)
Global Industrial	$189.2	($0.8)	$188.4	$209.8	-	$209.8
Global Institutional & Specialty	110.8	-	110.8	61.9	-	61.9
Global Healthcare & Life Sciences	44.1	(19.6)	24.5	42.6	-	42.6
Other	37.2	-	37.2	32.3	-	32.3
Corporate	(52.6)	22.9	(29.7)	(30.1)	-	(30.1)
Subtotal at fixed currency rates	328.7	2.5	331.2	316.5	-	316.5
Special (gains) and charges	77.0			32.4
Reported OI at fixed currency rates	251.7			284.1
Currency impact	2.8			13.2
Consolidated reported GAAP operating income	$254.5			$297.3

SUPPLEMENTAL DILUTED EARNINGS PER SHARE INFORMATION

(unaudited)

The table below provides a reconciliation of diluted earnings per share from continuing operations, as reported, to the non-GAAP measure of adjusted diluted earnings per share from continuing operations.

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2021	2021	2021	2021	2021	2021	2021
Diluted earnings per share, as reported (U.S. GAAP)	$0.67	$1.08	$1.75	$1.12	$2.87	$1.04	$3.91
Adjustments:
Special (gains) and charges (1)	0.08	0.12	0.20	0.28	0.48	0.26	0.74
Discrete tax expense (benefits) (2)	0.06	0.02	0.08	(0.02)	0.06	(0.04)	0.02
Impact of Purolite on diluted earnings per share						0.02	0.02
Adjusted diluted earnings per share (Non-GAAP)	$0.81	$1.22	$2.03	$1.38	$3.41	$1.28	$4.69

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2022	2022	2022	2022	2022	2022	2022
Diluted earnings per share, as reported (U.S. GAAP)	$0.60
Adjustments:
Special (gains) and charges (3)	0.22
Discrete tax expense (benefits) (4)	0.00
Adjusted diluted earnings per share (Non-GAAP)	$0.82

Per share amounts do not necessarily sum due to changes in shares outstanding and rounding.

(1) Special (gains) and charges for 2021 includes charges of $24.2 million, $34.1 million, $80.8 million and $74.4 million, net of tax, in the first, second, third and fourth quarters, respectively. Charges include COVID-19 related inventory write downs and employee-related costs (net of government subsidies), restructuring charges, debt refinancing charges, acquisition and integration charges, and litigation and other charges.

(2) Discrete tax expenses (benefits) for 2021 includes $16.1 million, $7.7 million, ($6.3) million and ($11.7) million in the first, second, third and fourth quarters, respectively. These expenses (benefits) are primarily associated with stock compensation excess tax benefits more than offset by other discrete tax expense.

(3) Special (gains) and charges for 2022 includes charges of $63.6 million, net of tax, in the first quarter. Charges include acquisition and integration charges, reserves related to our operations in Russia, COVID-19 related inventory write downs and employee-related costs, restructuring charges, and litigation and other charges.

(4) Discrete tax expenses (benefits) for 2022 includes $1.0 million in the first quarter. These expenses (benefits) are primarily associated with stock compensation excess tax benefits more than offset by other discrete tax expense.